Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc.; to the inclusion of our Report dated January 24, 2017, attached as Exhibit 99.1 to the Annual Report on Form 10‑K of Resolute Energy Corporation; and to the references to our audits of Resolute Energy Corporation's proved natural gas and oil reserves estimates as of December 31, 2016; December 31, 2015; and December 31, 2014.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder
Executive Vice President

Dallas, Texas

March 13, 2017